EXHIBIT 99-1
STRATA Skin Sciences Reports Fourth Quarter and Fiscal Year 2017 Financial Results
Conference call and webcast, today at 8:30 am Eastern Time

Horsham, PA, April 2, 2018 — STRATA Skin Sciences (NASDAQ: SSKN) ("STRATA") a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today reported financial results for the fourth quarter and fiscal year ended December 31, 2017.

Full Year and Recent Corporate Highlights
•	Total revenues for the year were $31.4 million, an increase of 2.4% over 2016 revenues.
•
Installed base of XTRAC systems in the U.S. was 753 systems at year end, down 3% from 775 at the end of 2016, as a result of the Company's strategy to redeploy underperforming XTRAC systems in more productive accounts.

•	Non-GAAP Adjusted EBITDA increased by 67% to $4.8 million in 2017 versus $2.9 million in 2016.
•	Revenues for the first quarter ended March 31, 2018 will be in the range of approximately $6.3 million to $6.6 million, down 7 to 11% over first quarter 2017 revenues.

"We made several important strategic decisions in 2017 that position STRATA for the long term," stated Frank McCaney, President and Chief Executive Officer of STRATA. "These include the simplification of our balance sheet with the exchange of convertible debt for convertible preferred stock, which provides us with greater financial flexibility."

Full Year 2017 Financial Results
Revenues for the year ended December 31, 2017 were $31.4 million, an increase of 2.4%  compared with revenues of $30.7 million for the year ended December 31, 2016.

Net loss for the year ended December 31, 2017 was $18.8 million or ($2.85) per diluted common share and ($1,061.25) per diluted Series C share (the significant loss reflects in part the conversion of debt to shares), which included other expense, net of $16.3 million, consisting of $4.6 million in interest expense, net, $0.1 million for the reduction in fair value of warrant liability, and loss on extinguishment of debentures of $11.8 million.  This compares with a net loss for the year ended December 31, 2016 of $3.3 million or ($3.77) per diluted share, which included other income, net of $0.5 million, consisting of $4.9 in interest expense, net, $5.4 million for the reduction in fair value of warrant liability, and no loss on the extinguishment of debentures.

Fourth Quarter 2017 Financial Results
Revenues for the fourth quarter ended December 31, 2017 were $8.6 million, an increase of 3.2% compared with revenues of $8.3 million for the quarter ended December 31, 2016.

Net loss for the quarter ended December 31, 2017 was $1.7 million or ($0.10) per diluted common share and ($36.36) per diluted Series C share, which included other expense, net of $0.3 million, consisting primarily of $0.3 million in interest expense, net. This compares with a net loss for the quarter ended December 31, 2016 of $0.9 million or ($0.41) per diluted share, which included other expense, net of $1.2 million, consisting primarily of $1.3 million of interest expense, net.

As of December 31, 2017, the Company had cash and cash equivalents of $4.1 million, compared with $3.9 million as of December 31, 2016.

Non-GAAP Adjusted EBITDA
To supplement the Company's consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted EBITDA.

The Company's reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company's core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this press release is as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in thousands) (Unaudited)		(in thousands) (Unaudited)
Net loss as reported	$(1,720)	$(887)	$(18,831)	$(3,335)
Adjustments:
Depreciation and amortization expense *	1,525	1,522	6,336	6,366
Interest expense, net	304	623	2,056	2,226
Non-cash interest expense	44	706	2,556	2,674
Income taxes	(52)	64	129	255

EBITDA	101	2,028	(7,754)	8,186

Stock-based compensation expense	50	(288)	186	113
Change in fair value of warrants	(25)	(80)	(102)	(5,396)
Impairment of lasers placed –in-service	196	-	196	-
Impairment of intangible assets	523	-	523	-
Loss on extinguishment of debentures	-	-	11,799	-

Non-GAAP adjusted EBITDA	$845	$1,660	$4,848	$2,903
* Includes depreciation on lasers placed-in-service of $4,247 and $4,410 for the year ended December 31, 2017 and 2016, respectively.

Conference Call Details:
Date:	Monday, April 2
Time:	8:30 am Eastern Time
Toll Free:	888-394-8218
International:	323-794-2149
Passcode:	6380302
Webcast:	www.strataskinsciences.com

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions.  Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation; and Nordlys, a multi-technology aesthetic laser device.

Safe Harbor
This press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. These statements include but are not limited to the Company's plans, objectives, expectations and intentions and may contain words such as "will," "may," "seeks," and "expects," that suggest future events or trends. These statements, including the Company's ability to generate the anticipated revenue stream, the Company's ability to generate sufficient cash flow to fund the Company's ongoing operations and research and development activities beginning at any time in the future, the public's reaction to the Company's new advertisements and marketing campaigns under development, and the Company's ability to build a leading franchise in dermatology and aesthetics, are based on the Company's current expectations and are inherently subject to significant uncertainties and changes in circumstances. Actual results may differ materially from the Company's expectations due to financial, economic, business, competitive, market, regulatory and political factors or conditions affecting the Company and the medical device industry in general, as well as more specific risks and uncertainties set forth in the Company's SEC reports on Forms 10-Q and 10-K. Given such uncertainties, any or all of these forward-looking statements may prove to be incorrect or unreliable. The Company assumes no duty to update its forward-looking statements and urges investors to carefully review its SEC disclosures available at www.sec.gov and www.strataskinsciences.com.

Investor Contacts:
Frank McCaney, Chief Executive Officer	Bob Yedid, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-597-6989
fmccaney@strataskin.com	Bob@LifeSciAdvisors.com

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31, 2017	December 31, 2016

ASSETS
Current assets:
Cash and cash equivalents	$4,069	$3,928
Accounts receivable, net	3,141	3,390
Inventories, net	3,009	2,817
Other current assets	533	617
Property and equipment, net	7,703	10,180
Goodwill and other intangible assets	20,128	22,215
Other non-current assets, net	48	46
Total assets	$38,631	$43,193

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Note payable	$357	$339
Current portion of long-term debt	2,387	1,714
Accounts payable and accrued current liabilities	4,637	3,845
Current portion of deferred revenues	291	235
Senior secured convertible debentures, net	-	12,028
Long-term debt, net	7,853	9,752
Warrant liability	3	105
Other long-term liabilities	858	456
Stockholders' equity	22,245	14,719
Total liabilities and stockholders' equity	$38,631	$43,193

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2017	2016	2017	2016

Revenues	$8,596	$8,331	$31,449	$30,707

Cost of revenues	4,316	3,005	13,498	12,636

Gross profit	4,280	5,326	17,951	18,071

Operating expenses:
Engineering and product development	402	388	1,711	1,929
Selling and marketing	2,936	2,779	11,249	12,102
General and administrative	2,402	1,755	7,401	7,637
	5,740	4,922	20,361	21,668

Operating loss before other income (expense), net	(1,460)	404	(2,410)	(3,597)

Other income (expense), net:
Interest expense, net	(348)	(1,329)	(4,612)	(4,900)
Change in fair value of warrant liability	25	80	102	5,396
Other (expense) income, net	11	22	17	21
Loss on extinguishment of debentures	-	-	(11,799)	-
	(312)	(1,227)	(16,292)	517

Net loss before income taxes	(1,772)	(823)	(18,702)	(3,080)

Income tax (expense) benefit	52	(64)	(129)	(255)

Net loss	$(1,720)	$(887)	$(18,831)	$(3,335)

Net loss per common share:
Basic	$(0.10)	$(0.41)	$(2.85)	$(1.57)
Diluted	$(0.10)	$(0.41)	$(2.85)	$(3.77)

Shares used in computing net loss per share:
Basic	3,857,736	2,153,707	2,713,782	2,119,014
Diluted	3,857,736	2,153,707	2,713,782	2,315,715

Net loss per Preferred C Share Basic and diluted	$(36.36)		$(1,061.25)
Shares used in computing net loss per Basic and diluted Preferred C Share	37,035		10,444

STRATA SKIN SCIENCES, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Year Ended December 31,
	2017	2016
Cash Flows From Operating Activities:
Net loss	$(18,831)	$(3,335)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	6,336	6,366
Stock-based compensation	186	113
Amortization of debt discount	2,360	2,473
Amortization of deferred financing costs	188	200
Change in fair value of warrant liability	(102)	(5,396)
Loss on extinguishment of debentures	11,799	-
Other	843	484
Changes in operating assets and liabilities:
Current assets	466	2,093
Current liabilities	895	(2,676)
Net cash provided by (used in) operating activities	4,140	322

Cash Flows From Investing Activities:
Lasers placed-in-service, net	(1,739)	(1,008)
Other	(455)	140
Net cash used in investing activities	(2,194)	(868)

Cash Flows From Financing Activities:
Repayment of term debt	(1,429)	-
Proceeds from term debt	-	1,500
Other financing activities	(374)	(333)
Net cash (used in) provided by financing activities	(1,803)	1,167

Effect of exchange rate changes on cash	(2)	4

Net decrease in cash and cash equivalents	141	625
Cash and cash equivalents, beginning of period	3,928	3,303

Cash and cash equivalents, end of period	$4,069	$3,928

Supplemental information:
Cash paid for interest	$2,215	$2,054
Cash paid for income taxes	$28	$15
Supplemental information of non-cash investing and financing activities:
Conversion of senior secured convertible debentures into common stock	$262	$265
Reclassification of warrant liability to (from) stockholders' equity	$-	$1,541
Recognition of warrants issued with term note credit facility as debt discount	$-	$47
Prepaid insurance financed with notes payable	$392	$372
Acquisition of distributor rights asset and license liability	$286	$-
Issuance of convertible Preferred C stock in exchange for convertible notes.	$25,910